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                                                                   EXHIBIT 10.40

November 29, 1993

Paul Kleutghen
33 Coventry Road
Mendam, New Jersey 07945

Dear Paul:

We are pleased to confirm the terms of your ongoing employment with Schein Pharmaceutical, Inc. (the "Company") as Vice President of Business Development.

1. The Company will employ you as Vice President of Business Development for the period from the date of this Agreement and continuing until 60 days after either you or the Company gives written notice to the other that you or it does not wish to continue your employment hereunder (a "Non-Continuation Notice"). You accept such employment, and will devote your full time and effort to the business and affairs of the Company, with such duties consistent with your position as may be assigned to you from time to time by the President (or such other officer) or Board of Directors of the Company.

2. In consideration of all services rendered by you during your employment hereunder, the Company will pay you a base salary at the annual rate of $180,000, payable in accordance with the Company's payroll practices from time to time in effect. The Company will review your salary at least once each year and may in its discretion increase your salary.

3. For as long as you are employed by the Company you will be entitled to participate in all bonus, incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs of the Company as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs.

4. Your employment by the Company: (a) shall terminate upon your death; (b) shall terminate 60 days after a Non-Continuation Notice is given; (c) may be terminated by the Company for cause at any time; and (d) may be terminated by the Company if you fail to render the services provided for in this Agreement for a continuous period of six months by reason of physical or mental illness or disability.

     For purposes of this Agreement, "cause" means (i) your willful and continued failure substantially to perform your duties with the Company, (ii) fraud, misappropriation or intentional material damage to the property or business of the Company or (iii) commission of a felony.

5.   If your employment is terminated by the Company's giving a Non-Continuation
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Notice as provided in Section 1 hereof (the giving of such Notice being a
"Termination Event"), the Company will pay you, in full satisfaction of all of its obligations hereunder (except for its obligations under paragraphs 6 and 8 hereof), 100% of the amount of compensation (base salary and annual cash bonus) paid (or payable) by the Company to you in respect of the last full fiscal year of the Company immediately preceding the date of termination (the "Termination Payment"). If the Termination Event occurs at any time within two years after a Significant Date, the Termination Payment will be two times the amount provided in the preceding sentence reduced by the amount of all compensation actually paid to you by the Company at any time after the sixth-month anniversary of a Significant Date; provided that in no event will the Termination Payment be less than 100% of your compensation for the last full fiscal year preceding termination, as provided in the preceding sentence. Notwithstanding anything to the contrary in this Agreement, the maximum amount payable under this Section 5 shall be limited to that amount which when added to all other payments (or the value of all other benefits) that are "contingent on a change in control" (as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") of the Company, would not constitute a "parachute payment" (as such term is defined in the Code). The Termination Payment will be paid in a lump sum and will be subject to any applicable payroll or other taxes required to be withheld.

     Termination of your employment by the Company for any reason other than for cause or disability, or your voluntary termination of employment on account of
(i) a 10% or more reduction of your base salary by the Company or (ii) the Company's assigning you duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties or responsibilities associated with Vice President of Business Development or (iii) relocation of your office other than to a facility which, as of the date of this Agreement, the Company or any of its subsidiaries conducts operations, will be deemed a Termination Event.

     The Termination Payment will not be subject to offset on account of any remuneration paid or payable to you for any subsequent employment you may obtain, whether during or after the period during which the Termination Payment is made and you shall have no obligation whatever to seek any subsequent employment.

     For purposes of this Agreement, a "Significant Date" means the date on which the persons (or successors designated by such persons or successors) presently entitled to elect a majority of the Board of Directors of the company (the "Parent") controlling the Company, are no longer entitled to elect, directly or indirectly, a majority of the Board of Directors of the Company, other than as an immediate result of public sales of stock of the Parent or the Company; provided however that a Significant Date shall not be deemed to have occurred if on such date the present Chairman of the Company (including successors designated by such Chairman or by successors) alone or pursuant to joint authority with others, are entitled to so elect.

6. For one year following a Termination Event, the Company will also provide you
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with basic health and medical benefits on the terms that such benefits are provided to all salaried employees of the Company as of the date of your termination of employment. If the Termination Event occurs at any time within two years after a Significant Date, the Company will provide the benefits described in the preceding sentence until the later of (A) the first anniversary of the Termination Event and (B) the second anniversary of the Significant Date. These benefits will cease immediately upon your obtaining other full-time employment. If the Company is unable to provide any of the foregoing benefits under then existing plans without costs it considers excessive, the Company will be entitled to satisfy any such obligation by making a payment to you equal to two times the cost to the Company during the last full year immediately preceding the Termination Event of providing such benefits to you.

7. At the time you execute this Agreement, you will also execute and deliver to the Company the enclosed Confidentiality Undertaking.

8. The Company will reimburse you for reasonable attorneys fees and expenses incurred by you if you are employed hereunder on a Significant Date and prevail against the Company with respect to a claim hereunder arising on or after such date.

9. This Agreement shall be binding upon and inure to the benefit of you and your legal representatives and the Company and any assignee or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

10. This Agreement: contains the entire agreement between the parties with respect to the subject matter hereof, may not be modified or terminated orally, and shall be construed and governed in accordance with the laws of the State of New York.

     If the foregoing is acceptable to you, please execute the enclosed copy of this Agreement and return it to the undersigned.


Very truly yours,

SCHEIN PHARMACEUTICAL, INC.


By: [SIGNATURE ILLEGIBLE]
   --------------------------
    Authorized Officer


Agreed to and accepted:

/s/ Paul Kleutghen
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    Paul Kleutghen